                                  EXHIBIT 99.1


Contact: Frederick J. Hirt, CFO
         (610) 478-3117

                        ARROW INTERNATIONAL, INC. REPORTS
        THIRD QUARTER AND NINE MONTHS FISCAL YEAR 2006 FINANCIAL RESULTS

READING, PA, JUNE 28, 2006 - Arrow International, Inc. (Nasdaq: ARRO) today reported results for its third fiscal quarter and nine months ended May 31, 2006. Net sales for the third quarter of fiscal year 2006 increased 3.6% to $122.3 million from $118.1 million in the third quarter of fiscal year 2005.

Operating income for the third fiscal quarter decreased 18.6% to $19.3 million from $23.7 million. Contributing to this reduction in operating income for the third fiscal quarter was $1.1 million, or $0.02 diluted earnings per share, of compensation expenses for employee and director stock options that were unvested as of September 1, 2005 and for options that were granted during fiscal year 2006, as required under Statement of Financial Accounting Standards (SFAS) No. 123R, the new accounting guidelines for equity-based compensation.

During the third fiscal quarter, the Company established Arrow International UK Limited (Arrow UK), a new organization with a direct sales and marketing team focused on Arrow's critical care portfolio. This follows the previously announced purchase in April 2006 by Arrow of certain assets of its former United Kingdom distributor, Kimal PLC, including distributorship rights, customer lists, inventory and specified contracts associated with the sale of Arrow's products in the UK and Ireland. Further impacting operating income for the third fiscal quarter was a $1.0 million charge to cost of sales as required by Generally Accepted Accounting Principles to account for the step-up to fair market value of the inventory that Arrow UK acquired from Kimal PLC and then sold to Arrow UK customers during the third fiscal quarter. As a result, diluted earnings per share were further reduced by $0.01, primarily due to the inventory step-up.

Net income decreased 12.0% to $13.9 million from $15.8 million in the comparable prior fiscal year quarter and diluted earnings per share were $0.31 compared to $0.35 in the prior fiscal year quarter. The $0.04 diluted earnings per share decrease from the prior year was primarily due to the new stock option expense and purchase of our U.K. distributor described above. The diluted earnings per share of $0.31 was below the Company's E.P.S. targets of $0.33 to $0.35 diluted earnings per share for the third quarter due to the $0.01 reduction related to acquisition of Kimal PLC, as discussed above, and $0.01 of higher than anticipated employee health insurance claims for which the Company is self-insured.

Commenting on the quarter, Arrow Chairman and CEO, Carl G. Anderson, Jr., said, "While our core growth in the third fiscal quarter was only 3.9%, we were pleased with results in key areas. In particular, we continue to receive a very positive response to Arrow's new Maximal Barrier Central Venous Access Kit, which addresses physicians' needs for safety and the management of risk of infection in the hospital setting. Sales of this product have increased each month since its introduction in January 2006. We plan to continue expanding our marketing efforts associated with this product and anticipate it will be a driver of sales growth in the months ahead. In addition, we continue to see solid growth in Europe, and we believe Arrow's move to direct selling in England should enable the Company to generate growth in those markets.

 "We are encouraged by the positive results we are seeing from Arrow's manufacturing capital investment programs and the enhancements we have been making to our quality systems as part of our Project Operational Excellence. As capital investment programs near completion, we plan to shift resources from strengthening Arrow's infrastructure to increasing the growth rate of the Company's sales.

"Examples of our progress to date include the following:

        * Our customer service metrics now show excellent progress. As a result of the steps we have taken to improve production capacity, including the successful start-up of our new plant in Chihuahua, Mexico, Arrow's line fill rates are running over 90%, nearly 20% better than they were just a few months ago. Customer backorders have been reduced to the lowest levels they have been in the past several years, and we expect to reduce them even further as additional new manufacturing capacity comes on line.

        * Turnover in our U.S. sales force, which had increased due to frustration with the backorder situation, has returned to more reasonable levels. Importantly, the primary focus of Arrow's sales force can once again be on selling new business.

        * Yields from several key manufacturing processes have improved with a consequent reduction in scrap as a result of enhancements we have made in those manufacturing processes and in our overall approach to quality.

        * Over the past 15 months, the Company has had only one minor (Class III) recall. Product recalls can occur for a variety of reasons, and we believe the reduction in their number is directly attributable to the work we have been doing to enhance our good manufacturing practices and quality system compliance.

        * We have been able to reduce production overtime in every facility, which is a benefit of the manufacturing capacity additions we have made in Mexico and those soon to be completed in the Czech Republic. Construction of the new plant in Zdar, Czech Republic is on schedule, and we expect to be able to begin production there later this summer.

"During the third fiscal quarter, the Company's growth in the U.S., and perhaps elsewhere, was impacted, in part, by a relatively mild influenza season. Hospital admissions due to flu cases impact the demand for central venous catheters.

"As part of our efforts to increase the pace of successful new product introductions in our core critical care business, the Company recently applied for 510k marketing approval of a new product we expect to launch this fall, which we believe should mark the beginning of a series of new products which, like the new Maximal Barrier Central Venous Access Kit, are intended to address emerging physician and hospital requirements in Arrow's core catheter business.

Mr. Anderson concluded, "I am also pleased to report that Arrow has been ranked by Mergent, Inc. 15th out of 317 American companies that have increased dividends for a minimum of ten consecutive years. This achievement was based on the strength of Arrow's 24% compounded annual growth rate of its dividend over the past decade. A record of raising dividends over an extended period of time is a measure of a company's ability to provide attractive returns to shareholders."

For the nine-month period ended May 31, 2006, Arrow's net sales were $352.4 million, an increase of 3.6% compared to $340.0 million in the same period of the prior fiscal year.

Operating income for the first nine months of fiscal year 2006 increased 8.6% to $54.5 million compared to $50.2 million for the same period of the prior fiscal year. In the second quarter of fiscal 2005 the Company recognized $6.8 million or $0.10 diluted earnings per share in expenses due to the Company's voluntary early retirement program, and $4.9 million or $0.07 diluted earnings per share of charges related to the discontinuance of the Company's Arrow LionHeart(R) Left Ventricular Assist Program.

Net income increased 11.3% to $38.4 million compared to $34.5 million in the prior fiscal year period, and diluted earnings per share were $0.85 compared to $0.77 in the prior year period. For the first nine months of fiscal year 2006, the new stock compensation expense affected operating income, net income and diluted earnings per share by $2.9 million, $2.5 million and $0.05 diluted earnings per share, respectively, compared to the prior year period.

U.S. SALES
----------

Arrow's U.S. sales for the third fiscal 2006 quarter, which represented 60.1% of total net sales, increased 3.2% to $73.5 million from $71.2 million in the third quarter of fiscal 2005 due primarily to increased sales of specialty and central venous catheters.

During the first nine months of fiscal 2006, U.S. sales, which represented 61.2% of total net sales, increased 3.7% to $215.5 million from $207.8 million in the same prior year period. While there were no sales of Neo?Care(R) products in fiscal year 2006, sales of Neo?Care(R) products were $2.1 million in the first nine months of fiscal year 2005.

INTERNATIONAL SALES
-------------------

Arrow's international sales in the third quarter of fiscal 2006 increased 4.1% to $48.8 million from $46.9 million in the third quarter of fiscal 2005 and represented 39.9% of total net sales. The relative strength of the U.S. dollar compared to the same period of last year decreased total international sales by $1.1 million, or 0.9% of total Company sales. Included in the Europe sales for the third quarter were incremental sales by Arrow U.K. of $1.1 million, or 0.9% of total Company sales.

International sales in the first nine months of fiscal 2006 increased 3.6% to $136.9 million from $132.2 million in the same prior year period and represented 38.8% of total net sales. The relative strength of the U.S. dollar for the nine-month period, compared to the same period of last year, decreased total international sales by $4.6 million, or 1.3% of total Company sales.

The table below shows Arrow's geographical sales for the third quarter and nine months ended May 31, 2006, with comparisons to the same prior year periods.


                                             Third Quarter                                          Nine Months
                              ----------------------------------------------      --------------------------------------------------

Geographical Sales            FY06        FY05         %         % Change at       FY06       FY05(1)          %          % Change
(Dollars in millions)                                Change        Constant                                  Change      at Constant
                                                                   Exchange                                               Exchange
                                                                  Rates (2)                                               Rates (3)
                                                                  ----------                                              ---------
United States                  $71.7      $69.1         3.8%             3.8%      $209.7       $201.9          3.7%            3.7%
                               -----      -----                                    ------       ------

    Europe                      24.6       24.1         2.1%             7.9%        67.4         63.9          5.5%           10.2%
    Asia/International          24.2       22.8         6.1%             7.8%        69.5         68.3          1.8%            3.6%
                               -----      -----                                    ------       ------

  Subtotal International
    Sales                       48.8       46.9         4.1%             7.9%       136.9        132.2          3.6%            6.8%
                               -----      -----                                    ------       ------

  Subtotal Arrow Products     $120.5     $116.0         3.9%             4.8%      $346.6       $334.1          3.7%            5.2%

Non-Arrow
  distributed products (4)      1.8        2.1       (14.3)%          (14.3)%        5.8          5.9        (1.7)%          (1.7)%
                               -----      -----                                    ------       ------

Total Company Sales           $122.3     $118.1         3.6%             4.2%      $352.4       $340.0          3.6%            4.9%
                              ======     ======                                    ======       ======

1) Sales in the above table for the first nine months of fiscal year 2005 and the corresponding percentage changes reflect the previously reported Shipping Terms Adjustment which reduced second quarter fiscal year 2005 sales by $4.3 million.

2) Percentage growth rates at constant exchange rates are calculated by dividing third quarter fiscal year 2006 sales by third quarter fiscal year 2005 local currency sales translated at third quarter fiscal year 2006 exchange rates.

3) Percentage growth rates at constant exchange rates are calculated by dividing nine month fiscal year 2006 sales by nine month fiscal year 2005 local currency sales translated at nine month fiscal year 2006 exchange rates.

4) The Company purchased the Stepic Medical Company, its New York area distributor, in September 2002, and has continued to distribute non-Arrow products through its Stepic subsidiary.

The table below shows sales of Arrow's critical care product platforms and cardiac care products for the third quarter and nine months ended May 31, 2006, with comparisons to the same prior year periods. The decrease in Cardiac Care sales for the quarter was primarily due to a decrease in the sale of diagnostic catheters.


                                            Third Quarter                                      Nine Months
                               --------------------------------------------    -------------------------------------------------

Sales by Product Platforms     Fy06        Fy05         %        % Change At   Fy06        Fy05(1)          %         % Change At
(Dollars in Millions)                                 Change       Constant                              Change        Constant
                                                                  Exchange                                             Exchange
                                                                  Rates (2)                                           Rates (3)
                                                                  ---------                                           ------------
Central Venous Catheters        $63.2       $60.5        4.5%           5.6%    $182.8       $176.8           3.4%           4.8%
Specialty Catheters              39.2        36.6        7.1%           6.8%     111.9        105.7           5.9%           6.2%
Non-Arrow distributed             1.8         2.1     (14.3)%        (14.3)%       5.8          5.9         (1.7)%         (1.7)%
                                -----        ----                                -----         ----
Products (4)
   Subtotal Critical Care      $104.2       $99.2        5.0%           5.7%    $300.5       $288.4           4.2%           5.2%
Cardiac Care                     18.1        18.9      (4.2)%         (2.6)%      51.9         51.6           0.6%           2.9%
                                -----        ----                                -----         ----
TOTAL                          $122.3      $118.1        3.6%           4.2%    $352.4       $340.0           3.6%           4.9%
                               ======      ======                               ======       ======


1) See footnote 1 to the above table.

2) See footnote 2 to the above table.

3) See footnote 3 to the above table.

4) See footnote 4 to the above table.

FOURTH QUARTER AND FULL FISCAL YEAR 2006 TARGETS
------------------------------------------------

For the fourth quarter of fiscal 2006, the Company continues to target net sales of $124 million to $128 million and diluted earnings per share of $0.39 to $0.41 at exchange rates in effect at the end of May 2006. The increase in fourth quarter fiscal 2006 targets for diluted earnings per share when compared to the diluted earnings per share of $0.11 for the fourth quarter of fiscal year 2005, in part reflects a number of non-recurring items recorded last year, and a favorable comparison over the prior year's sales of $114.3 million which, as previously disclosed, were impacted by ongoing capacity constraints.

For the full fiscal year 2006, the Company is targeting net sales of $476 million to $480 million at current exchange rates in effect at the end of May 2006, and diluted earnings per share of $1.24 to $1.26.

The targets for the full fiscal year 2006 reflect assumptions regarding growth based on the introduction of new products and the addition of manufacturing capacity, which the Company believes are reasonable but cannot assure, will occur as presently anticipated. These targets do not include the anticipated one-time favorable tax credit discussed below.

The Company's diluted earnings per share targets include estimated expenses for stock option expense, as required under the new accounting guidelines for equity-based compensation effective for fiscal year 2006, of $0.02 diluted earnings per share for the fourth fiscal quarter and $0.07 diluted earnings per share for the full fiscal year 2006.

The effective tax rate for fiscal year 2006 is anticipated to be 32.3%, before the item discussed below. As previously reported, the Company paid $10 million in March 2004 to settle a tax assessment from the Japanese Government regarding its transfer pricing. The Company has proceeded with competent authority proceedings with the Internal Revenue Service in the U.S. to recover a majority of this Japanese tax assessment. The Company anticipates that a one-time favorable tax credit will be recorded as part of the provision for income taxes and related interest income recognized in the fourth quarter of fiscal year 2006.

BALANCE SHEET AND CASH FLOW
---------------------------

Cash on May 31, 2006 was $130.8 million, up from $109.4 million at May 31, 2005, while short-term debt of $53.2 million increased by $25.0 million from the prior fiscal year level. The amount of days' sales outstanding increased to 72 days from 71 days in the same prior fiscal year period. Inventory turns of 2.5 times per year remained relatively consistent compared to prior year levels. The Company had no long-term debt at May 31, 2006.

Net cash provided by operating activities was $46.3 million for the nine months ended May 31, 2006, compared to $54.7 million for the same period a year ago.

Operating income, plus depreciation and amortization, increased to $74.4 million for the nine months of fiscal year 2006 from $69.2 million in the same prior year period. Depreciation and amortization for the nine months of fiscal year 2006 was approximately $19.8 million. Capital expenditures for the nine months of fiscal year 2006 were approximately $30.8 million.

CONFERENCE CALL AND WEBCAST
---------------------------

The Company will hold a conference call to discuss its third quarter and nine months of fiscal year 2006 results today, June 28, 2006, at 4:30 pm Eastern. The call and simultaneous webcast can be accessed by dialing 1-800-737-9483 in the U.S., and 1-706-679-7371 for International callers using Conference ID #1947632, or by visiting http://www.arrowintl.com/presentations/.

COMPANY INFORMATION
-------------------

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on its website at http://www.arrowintl.com.

The Company's common stock trades on the Nasdaq National Market(R) under the symbol ARRO.

SAFE HARBOR STATEMENT
---------------------

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2005 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices;
(vii) risks relating to interruptions in the supply of or increases in the price of essential raw materials or components; (vii) risks associated with the Company's use of derivative financial instruments; and (ix) dependence on the continued service of key members of the Company's management.

                                                 ARROW INTERNATIONAL, INC.
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                        (UNAUDITED)

                                                             Three Months Ended                    Nine Months Ended
                                                         May 31,            May 31,            May 31,            May 31,
CONSOLIDATED STATEMENTS OF INCOME DATA:                    2006              2005               2006               2005
                                                       -------------     -------------     ---------------     -------------
Net sales                                              $     122,257     $     118,070      $       352,405    $     340,004
Cost of goods sold                                            63,023            57,416              180,225          170,344
Early Retirement Plan Charges                                      -                 -                    -            1,883
                                                       -------------     -------------      ---------------    -------------
   Gross profit                                               59,234            60,654              172,180          167,777
Operating expenses:
   Research and development                                    7,199             6,623               20,708           21,668
   Selling, general and administrative                        32,602            29,856               97,081           89,167
   Early Retirement Plan Charges                                   -                 -                    -            4,956
   Restructuring charges                                         130               450                 (126)           1,771
                                                       -------------     -------------      ---------------    -------------
Total operating expenses                                      39,931            36,929              117,663          117,562

Operating income                                              19,303            23,725               54,517           50,215
Interest, net                                                   (912)             (273)              (2,059)            (470)
Other (income) expenses, net                                    (219)              540                 (101)             266
                                                       -------------     -------------      ---------------    -------------

Income before income taxes                                    20,434            23,458               56,677           50,419
Provision for income taxes                                     6,535             7,624               18,314           15,948
                                                       -------------     -------------      ---------------    -------------

Net income                                             $      13,899     $      15,834      $        38,363    $      34,471
                                                       =============     =============      ===============    =============


Basic earnings per common share                                $0.31             $0.36               $0.86             $0.78
                                                               =====             =====               =====             =====

Diluted earnings per common share                              $0.31             $0.35               $0.85             $0.77
                                                               =====             =====               =====             =====


Weighted average shares used in computing
   basic earnings per common share                           44,810             44,548              44,729            44,200
Weighted average shares used in computing
   diluted earnings per common share                         45,281             45,277              45,242            44,939


                                                               May 31,         August 31,
     Consolidated Balance Sheet:                                 2006             2005
                                                            --------------   ---------------
     ASSETS
          Cash                                              $      130,798   $       119,326
          Marketable securities                                      2,500                 -
          Receivables (net)                                         91,827            91,029
          Inventories                                              101,833            95,356
          Prepaid expenses and other                                24,485            24,748
                                                            --------------   ---------------
          Total current assets                                     351,443           330,459

          Property, plant and equipment (net)                      168,044           152,207
          Other assets                                             124,440           117,824
                                                            --------------   ---------------

          Total assets                                      $      643,927   $       600,490
                                                            ==============   ===============


     LIABILITIES AND SHAREHOLDERS' EQUITY
          Notes payable                                     $       51,267   $        26,891
          Other current liabilities                                 60,979            63,908
          Current maturities of long-term debt                       1,001             1,054
          Other liabilities                                         24,614            30,130
                                                            --------------   ---------------

          Total liabilities                                        137,861           121,983

     Total shareholders' equity                                    506,066           478,507
                                                            --------------   ---------------

          Total liabilities and shareholders' equity        $      643,927   $       600,490
                                                            ==============   ===============